ITEM 77C Exhibit 1

DREYFUS VARIABLE INVESTMENT FUND (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the Dreyfus Variable Investment Fund was held on June 29, 2006. Out of a total of 229,724,408.386 shares (“Shares”) entitled to vote at the meeting, a total of 178,766,640.643 were represented at the Meeting, in person or by proxy. The following matter was duly approved of the holders of the Fund’s outstanding Shares as follows:

		Shares

	For		Authority Withheld

To elect additional Board Members:
Peggy C. Davis*	171,078,926.558		7,687,714.085
Joseph S. DiMartino	170,946,484.400		7,820,156.243
David P. Feldman	170,959,920.714		7,806,719.929
Ehud Houminer*	170,132,086.682		8,634,553.961
Gloria Messinger*	170,187,240.710		8,579,399.933
Anne Wexler*	170,212,607.472		8,554,033.171

*Each will serve as an Independent Board member of the fund commencing, subject to the discretion of the Board, on or about January 1, 2007.

James F. Henry, Dr. Paul A. Marks and Dr. Martin Peretz continue as Board members of the fund after the shareholder meeting.